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Exhibit 9

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 23(rd) day of February, 2000, by and among GYRUS GROUP PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), GOLDEN ACQUISITION CORP., a Delaware corporation, and a direct wholly-owned subsidiary of Parent ("Newco"), and EVEREST MEDICAL CORPORATION, a Minnesota corporation ("Company").

                                    RECITALS

    WHEREAS, Parent and Company have agreed that Parent shall acquire Company by causing Newco, which has been formed for the express purpose of consummating the transactions contemplated hereby, to merge with Company (the "Merger"), with Newco as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth herein, all in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act (the "MBCA").

    WHEREAS, in furtherance of the acquisition of Company, Parent may complete the acquisition of Company by causing Newco to make a tender offer (as it may be amended from time to time, the "Tender Offer") to purchase all of the outstanding shares of Company Common Stock and Company Preferred Stock, at a purchase price of at least $4.85 per share (the "Offer Price"), without interest thereon; provided, that, in the event that Parent does not elect to cause Newco to make the Tender Offer, subject to the terms and conditions of this Agreement, including the terms and conditions described in Articles VI and VII hereof, Parent shall otherwise be obligated to complete the Merger in accordance with the terms of this Agreement.

    WHEREAS, the Boards of Directors of Parent and Newco and the Board of Directors and a special committee (the "Special Committee") of the Board of Directors of Company have determined that this Agreement and the Merger are advisable and in the best interests of Parent, Newco and Company and their respective shareholders. The Boards of Directors of Parent and Newco and the Board of Directors and Special Committee of Company have approved this Agreement and the Merger. The Board of Directors of Company has resolved to recommend to the shareholders of Company to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger.

    NOW, THEREFORE, in consideration of these premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Newco and Company hereby agree as follows:
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                                   ARTICLE I
                                THE TENDER OFFER

    After the date hereof, Parent may elect to cause Newco to make the Tender Offer, upon the terms and subject to the conditions set forth in this Agreement. The decision by Parent to cause Newco to make the Tender Offer shall be in the sole discretion of Parent and neither Parent nor Newco shall have any obligation to make or commence the Tender Offer; PROVIDED THAT, if Parent elects not to cause Newco to make the Tender Offer, Parent shall otherwise remain obligated to complete the Merger in accordance with and subject to the terms and conditions of this Agreement, including without limitation those terms and conditions described in Articles VI and VII hereof. In the event that Parent elects to cause Newco to make the Tender Offer, the provisions of Sections 1.01 and 1.02 shall govern such Tender Offer and the obligations of Parent, Newco and Company with respect thereto. Company acknowledges that regardless of whether Parent elects to cause Newco to make the Tender Offer, the obligations of Company contained in Sections 1.02(a) and (c) have been or shall be satisfied.

    1.01.  THE TENDER OFFER.

    (a) Subject to the provisions of this Agreement, in the event that Parent elects to cause Newco to make the Tender Offer, as promptly as practicable thereafter, Newco shall commence the Tender Offer in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). The obligation of Newco to accept for payment, and pay for, any shares of Company Common Stock and Company Preferred Stock tendered pursuant to the Tender Offer shall be subject to those terms and conditions determined by Parent and Newco in their discretion in connection with such Tender Offer (any of which may be waived in whole or in part by Newco in its sole discretion) (the "TENDER OFFER CONDITIONS").

    (b) Newco may, without the consent of Company, (A) extend the Tender Offer, if at the scheduled or extended expiration date of the Tender Offer any of the Tender Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Tender Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or any period required by applicable law, (C) extend the Tender Offer on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date described in clauses (A) and (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding shares of each class of Company Common Stock and Company Preferred Stock, or (D) extend the Tender Offer beyond the initial expiration date to include a "SUBSEQUENT OFFERING PERIOD" as such term is defined in Rule 14d-11 of the rules and regulations of the SEC; PROVIDED HOWEVER, that Newco may not extend the Tender Offer beyond July 31, 2000 without the consent of Company. Subject to the terms and conditions of the Tender Offer and this Agreement, Newco shall accept for payment, and pay for, all shares of Company Common Stock and Company Preferred Stock validly tendered and not withdrawn pursuant to the Tender Offer that Newco becomes obligated to accept for payment and pay for, pursuant to the Tender Offer.

    (c) On the date of commencement of the Tender Offer, as determined pursuant to Rule 14d-2 of the rules and regulations of the SEC, Newco shall file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Tender Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Tender Offer shall be made, together with any supplements or amendments thereto, are referred to collectively, as the "TENDER OFFER DOCUMENTS"). The Tender Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act (as defined herein) and the rules and regulations promulgated thereunder and the Tender Offer Documents, on the date first published, sent or given to the holders of shares of Company Common Stock and Company Preferred Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Newco and Company agree promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Newco shall take all steps

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necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Tender Offer Documents as so corrected to be disseminated to holders of Company Common Stock and Company Preferred Stock, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given reasonable opportunity to review and comment upon the Tender Offer Documents prior to their filing with the SEC or dissemination to the holders of Company Common Stock and Company Preferred Stock. Newco shall provide Company and its counsel any comments Parent, Newco or their counsel may receive from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments.

    1.02.  COMPANY ACTIONS.

    (a) Company hereby approves of, and consents to, the Tender Offer and represents that each of the Special Committee and the Board of Directors of Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Tender Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Tender Offer are fair to, and in the best interests of, each of the holders of Company Common Stock and Company Preferred Stock, recommending that the holders of Company Common Stock and Company Preferred Stock accept the Tender Offer, tender their shares of Company Common Stock and Company Preferred Stock, as the case may be, pursuant to the Tender Offer and approve this Agreement (if required) and approving the acquisition of shares of Company Common Stock and Company Preferred Stock by Newco pursuant to the Tender Offer and the other transactions contemplated by this Agreement, including the Merger.

    (b) On the date the Schedule TO is filed with the SEC, Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer (such Schedule 14D-9, as supplemented or amended from time to time is referred to herein as, the "SCHEDULE 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to each holder of shares of Company Common Stock and Company Preferred Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock and Company Preferred Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Newco and Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock and Company Preferred Stock, in each case as and to the extent required by applicable federal securities laws. Parent, Newco and their counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the holders of Company Common Stock and Company Preferred Stock. Company agrees to provide Parent, Newco and their counsel any comments Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

    (c) In connection with the Tender Offer and the Merger, Company shall cause its transfer agent to furnish Newco promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock and Company Preferred Stock (including non-objecting beneficial owners who are not record holders) as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in Company's possession or control regarding the beneficial owners of shares of Company Common Stock and Company Preferred Stock, and shall furnish to Newco such information and assistance (including updated lists of shareholders, security position listings and computer files) as Newco may reasonably request in communicating the Tender Offer to the holders of shares of Company Common Stock and Company Preferred Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Tender Offer Documents and any other documents necessary to

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consummate the Merger, Newco and each of its agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Tender Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their best efforts to cause their agents to deliver, to Company all copies and any extracts or summaries from such information then in their possession or control.

                                   ARTICLE II
                                   THE MERGER

    2.01. THE MERGER. At the Effective Time (as defined in Section 2.03 hereof), in accordance with this Agreement, the DGCL and the MBCA, Company shall be merged with and into Newco, the separate existence of Company (except as may be continued by operation of law) shall cease, and Newco shall continue as the surviving corporation. Newco after the Merger hereinafter sometimes is referred to as the "SURVIVING CORPORATION."

    2.02. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement, the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of Company and Newco (the "CONSTITUENT CORPORATIONS") shall vest in the Surviving Corporation, and all debts and liabilities of Company and Newco shall become the debts and liabilities of the Surviving Corporation.

    2.03. CONSUMMATION OF THE MERGER. In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in
Article VI hereof, the parties hereto will cause the Merger to be consummated by filing with (a) the Secretary of State of Delaware, a Certificate of Merger, and
(b) the Secretary of State of Minnesota, Articles of Merger (the time of confirmation of such filings or such later time as is specified in such Certificate of Merger and Articles of Merger being the "EFFECTIVE TIME"). Contemporaneous with the filings referred to in this Section 2.03, a closing (the "CLOSING") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "CLOSING DATE."

    2.04. CHARTER; BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Newco, as in effect immediately prior to the Effective Time; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Everest Medical Corporation." The directors of Newco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Newco immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

    2.05.  EFFECT ON OUTSTANDING SECURITIES.

    (a) NEWCO COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each share of common stock, par value $.01 per share, of Newco ("NEWCO COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Corporation, and thereafter, until changed, shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

    (b) COMPANY COMMON STOCK. By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.08)), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "COMMON STOCK MERGER CONSIDERATION") equal to $4.85, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Company Common Stock (a "COMMON STOCK CERTIFICATE").

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    (c) COMPANY PREFERRED STOCK.

        (i) By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Convertible preferred stock series A of Company ("SERIES A PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "SERIES A PREFERRED STOCK MERGER CONSIDERATION"), equal to the product of (i) the number of shares of Company Common Stock into which such share of Series A Preferred Stock is convertible MULTIPLIED BY (ii) the Common Stock Merger Consideration, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Series A Preferred Stock (a "SERIES A PREFERRED STOCK CERTIFICATE").

        (ii) By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Convertible preferred stock series B of Company ("SERIES B PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "SERIES B PREFERRED STOCK MERGER CONSIDERATION"), equal to the product of (i) the number of shares of Company Common Stock into which such share of Series B Preferred Stock is convertible MULTIPLIED BY (ii) the Common Stock Merger Consideration, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Series B Preferred Stock (a "SERIES B PREFERRED STOCK CERTIFICATE").

       (iii) By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Convertible preferred stock series C of Company ("SERIES C PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "SERIES C PREFERRED STOCK MERGER CONSIDERATION"), equal to the product of (i) the number of shares of Company Common Stock into which such share of Series C Preferred Stock is convertible MULTIPLIED BY (ii) the Common Stock Merger Consideration, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Series C Preferred Stock (a "SERIES C PREFERRED STOCK CERTIFICATE").

        (iv) By virtue of the Merger, automatically and without any action on the part of any Person, including without limitation the holder thereof, each of the shares of Convertible preferred stock series D of Company ("SERIES D PREFERRED STOCK") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled and extinguished and be automatically converted into and become a right to receive an amount per share in cash (the "SERIES D PREFERRED STOCK MERGER CONSIDERATION"), equal to the product of (i) the number of shares of Company Common Stock into which such share of Series D Preferred Stock is convertible multiplied by (ii) the Common Stock Merger Consideration, upon surrender in the manner provided in Section 2.09 of the certificate that evidenced the shares of Series D Preferred Stock (a "SERIES D PREFERRED STOCK CERTIFICATE").

        (v) The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are hereinafter referred to together as the "COMPANY PREFERRED STOCK". The Series A Preferred Stock Merger Consideration, the Series B Preferred Stock Merger Consideration, the Series C Preferred Stock Merger Consideration and the Series D Preferred Stock Merger Consideration are hereinafter referred to together as the "PREFERRED STOCK MERGER CONSIDERATION" and, together with the Common Stock Merger Consideration, as the "MERGER CONSIDERATION". The Series A Preferred Stock Certificates, the Series B Preferred Stock Certificates, the Series C Preferred Stock Certificates and the Series D Preferred Stock Certificates are hereinafter

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    referred to together as the "PREFERRED STOCK CERTIFICATES" and, together with the Common Stock Certificates, as the "CERTIFICATES".

        (vi) Promptly after the date hereof, Company shall take all actions necessary to procure, on or before the expiration of the Tender Offer, in the event that Parent elects to cause Newco to make the Tender Offer, or, on or before the Effective Time, in the event that Parent does not elect to cause Newco to make the Tender Offer, from each holder of shares of Company Preferred Stock an agreement, in form and substance satisfactory to Parent, that, immediately prior to the Effective Time, such shares of Company Preferred Stock shall be converted into a right of such holder to receive from Parent the consideration described in this Section 2.05(c).

    (d) DISSENTING SHARES. The holders of Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the MBCA; PROVIDED, HOWEVER, that if, in accordance with the applicable provisions of the MBCA, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration applicable thereto as provided in Section 2.05(b) or (c), as the case may be.

    2.06. COMPANY EQUITY PLANS. Prior to the Effective Time, Company shall terminate Company's 1986 Incentive Stock Option Plan, 1986 Non-Statutory Stock Option Plan, 1992 Stock Option Plan and 1997 Stock Option Plan (collectively, the "COMPANY EQUITY PLANS"), and, in connection therewith, shall provide written notice to each holder of a then outstanding stock option or other right (each, an "OPTION") to purchase shares of Company Common Stock pursuant to the Company Equity Plans (whether or not such Option is then vested or exercisable), that such Option shall be, as of the date of such notice, fully vested and exercisable in full and that such Option shall terminate at the Effective Time and that, if such Option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled to receive in cancellation of such Option a cash payment from Parent promptly after the Effective Time, in an amount equal to the excess of the Common Stock Merger Consideration over the per share exercise price of such Option, if any, multiplied by the number of shares covered by such Option (the "OPTION SETTLEMENT AMOUNT"), subject to tax withholding as required by applicable law. The Company Disclosure Schedule includes a complete listing of Options held by each optionee (including the date of grant, the number of shares issuable upon exercise of the Option, the exercise price per share, and the Option Settlement Amount to which the Optionee is entitled). Except as otherwise provided in this Section 2.06, Company shall not grant or amend any Option after the date hereof. Company hereby represents and warrants to Parent that the number of shares of Company Common Stock subject to issuance pursuant to the exercise of Options issued and outstanding under the Company Equity Plans is, and shall be as of the Effective Time, not in excess of 1,386,154. To the extent that the cancellation of any Option pursuant to this
Section 2.06(a) requires the agreement of the holder of such Option under a Company Equity Plan, Company shall enter into an agreement with such holder providing for the cancellation of such Option in consideration for the receipt by such holder of the applicable Option Settlement Amount with respect to such Option.

    2.07. WARRANTS. Prior to the Effective Time, Company shall take all actions necessary to procure, on or before the expiration of the Tender Offer, in the event that Parent elects to cause Newco to make the Tender Offer, or, on or before the Effective Time, in the event that Parent does not elect to cause Newco to make the Tender Offer, from each holder of an outstanding warrant (each, a "WARRANT") to purchase shares of Company Common Stock an agreement that, as of the Effective Time, such Warrant shall be converted into a right of such holder to receive from Parent promptly after the Effective Time the consideration set forth in the next sentence. Each holder of a Warrant shall be entitled to receive from Parent in respect of the shares of Company Common Stock to be issued upon the exercise of such Warrant, an amount in cash, without interest (the "WARRANT CONSIDERATION"), equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and (ii) the excess, if any, by which the Common Stock Merger Consideration exceeds the exercise price per share applicable to such Warrant. Company hereby represents and warrants to Parent that the number of

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shares of Company Common Stock subject to issuance pursuant to the Warrants is, and shall be as of the Effective Time, 577,897.

    2.08.  DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, holders of Company Common Stock and Company Preferred Stock which are entitled to dissenter's rights in connection with the Merger under the MBCA (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration applicable to such shares. Such shareholders shall be entitled to receive payment of the fair market value of such Dissenting Shares held by them in accordance with the provisions of the MBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair market value for such shares under the MBCA shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration applicable to such shares, without any interest thereon, upon surrender, in the manner provided in
Section 2.09, of the certificate or certificates that formerly evidenced such shares.

    (b) Company shall give Parent (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawals of any such demand, and any other instrument served pursuant to the MBCA and received by Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the MBCA. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair market value or offer to settle or settle any such demands.

    2.09.  EXCHANGE OF CERTIFICATES.

    (a) From and after the Effective Time, a bank or trust company to be designated by Parent (the "EXCHANGE AGENT") shall act as exchange agent in effecting the exchange of the Merger Consideration for Certificates which, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock, as the case may be, entitled to payment pursuant to
Section 2.05 hereof. At or immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration necessary to make the payments to be made as contemplated by Section 2.05 hereof on a timely basis (the "DEPOSIT AMOUNT") in trust for the benefit of the holders of Certificates. Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Merger Consideration applicable thereto in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing shares held by Parent or Company or any direct or indirect Subsidiary of Parent and Dissenting Shares) shall represent solely the right to receive the Merger Consideration applicable thereto, without interest, multiplied by the number of shares represented by such Certificate. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration applicable thereto. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Merger Consideration applicable thereto, without any interest thereon and such Certificate shall be cancelled. If any Merger Consideration is to be paid to a name other than the name in which the Certificate representing shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the Person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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    (b) Parent shall not be entitled to the return of any of the Deposit Amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is 180 days after the Effective Time. Thereafter, each holder of a Certificate representing a share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration applicable thereto, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

    (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Merger Consideration applicable thereto pursuant to this Agreement shall cease to have any rights as shareholders of Company except for the right to surrender such holder's Certificates in exchange for payment of the Merger Consideration applicable thereto, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration applicable thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

    (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Parent may impose, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of such Certificate as determined in accordance herewith. When authorizing such payment of the Merger Consideration in exchange for such Certificate, the Parent (or any authorized officer thereof) may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

    (e) The provisions of this Section 2.09 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Exchange Agent under this Section 2.09 shall commence on the date of loss of such status.

    2.10. SUPPLEMENTARY ACTION. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Company or Newco, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of Company and Newco, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

    2.11. POSSIBLE ALTERNATIVE STRUCTURE. Notwithstanding any other provision of this Agreement to the contrary, prior to the Effective Time, Parent shall be entitled to revise the structure of the transaction to provide that Newco shall be merged with and into Company at the Effective Time, with Company as the surviving corporation of the Merger. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Parent and Company may jointly elect prior to the Effective Time, to substitute an alternative structure for the accomplishment of the transactions contemplated by this Agreement. Parent and Company agree that this Agreement shall be appropriately amended in order to reflect any alternative structure.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Newco that, except as described in the applicable section of the Company Disclosure Schedule furnished by Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") corresponding to the Sections set forth below:

    3.01. ORGANIZATION AND QUALIFICATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, other than in jurisdictions where the failure to be so qualified, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Company has no Subsidiaries and no direct or indirect equity or related interest in any partnership, corporation, limited liability company, joint venture, business association or other entity.

    3.02.  ARTICLES OF ORGANIZATION; BYLAWS; AND STOCK TRANSFER
RECORDS. Company has made available to Parent prior to the date of this Agreement complete and correct copies of (i) the Articles of Organization (or other charter document) and By-laws of Company, and (ii) a list of all holders of capital stock of Company, in each case such copies are or will be accurate and complete as of the date of this Agreement or when furnished.

    3.03.  CAPITALIZATION OF COMPANY.

    (a) On the date of this Agreement, the authorized capital stock of Company consists of (i) 11,987,594 shares of Company Common Stock, of which 7,728,965 shares are issued and outstanding and (ii) 3,012,406 shares of Company Preferred Stock, of which (A) 1,400,000 shares have been designated Series A Preferred Stock, of which 462,937 shares are issued and outstanding, (B) 730,000 shares have been designated Series B Preferred Stock, of which 597,273 shares are issued and outstanding, (C) 410,906 shares have been designated Series C Preferred Stock, all of which are issued and outstanding, and (D) 471,500 shares are designated Series D Preferred Stock, of which 466,500 are issued and outstanding. Company Preferred Stock is convertible into Company Common Stock on a one-for-one basis, and such conversion ratio has not required adjustment (whether pursuant to the terms of such Company Preferred Stock or otherwise) since the original issuance of such Company Preferred Stock.

    (b) Except for (i) Options listed in the Company Disclosure Schedule which were granted under the Company Equity Plans, (ii) 52,058 shares of Company Common Stock reserved for issuance pursuant to the Company Employee Stock Purchase Plan, (iii) the rights created pursuant to this Agreement, (iv) rights created pursuant to the Warrants, (v) rights created pursuant to the Guidant Stock Purchase Agreement, and (vi) those matters set forth in Section 3.03(b) of Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, sell, deliver, repurchase or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, Company. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, all outstanding shares are, and all shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. Company is not required to redeem, repurchase or otherwise acquire shares of capital stock of Company. Company has no shareholder rights plan or agreement in force providing for the issuance to holders of shares of Company Common Stock or Company Preferred Stock of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of shares of Company Common Stock or Company Preferred Stock by a Person (a "RIGHTS PLAN"), nor has Company's Board of Directors or shareholders ever adopted a Rights Plan. Except as set forth in
Section 3.03(b) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Company is a party or by which Company may be bound with respect to the voting of the capital stock of Company. All of the outstanding Company

Common Stock and Company Preferred Stock was issued in compliance with applicable federal and state securities laws and regulations.

    (c) Company has never affected a stock split, stock dividend, reverse stock split, combination, reclassification or other change to its capital stock since the closing of its initial public offering of Company Common Stock, and Company has never changed its corporate name since that date.

    3.04. CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by the Special Committee and Board of Directors of Company and no other corporate action on the part of Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of a majority of Company Common Stock and Company Preferred Stock, voting together as a single class). This Agreement has been duly executed and delivered by Company and is a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting as if such Company Preferred Stock had been converted to Company Common Stock) entitled to vote thereon, voting together as a single class, is the only vote of any class of capital stock of Company required by the MBCA, the Articles of Organization of Company or the Bylaws to adopt this Agreement and approve the Merger.

    3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Assuming satisfaction of any applicable requirements referred to in
Section 3.05(b) below, the execution and delivery by Company of this Agreement, the compliance by Company with the provisions hereof and the consummation by Company of the transactions contemplated hereby:

        (A) will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to Company or any of its properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of Company pursuant to (i) the Articles of Organization (or other charter document) or Bylaws of Company, or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a Material Adverse Effect; and

        (B) do not and will not result in any grant of rights to any other party under the Articles of Organization (or other charter document) or Bylaws of Company or restrict or impair the ability of the Parent or any of its Subsidiaries to vote, or otherwise exercise the rights of a shareholder with respect to shares of Company that may be directly or indirectly acquired or controlled by them.

    (b) Other than in connection with or in compliance with the provisions of the DGCL, the MBCA, state securities or "blue sky" laws, Chapter 80B of the Minnesota statutes, NASDAQ and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (i) Company is not required to submit any notice, report, registration, declaration or other filing with any foreign, federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "GOVERNMENTAL ENTITIES"), in connection with the execution or delivery of this Agreement by Company or the performance by Company of its obligations hereunder or the consummation by Company of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by Company or the performance by Company of its obligations hereunder or the consummation by Company of the transactions contemplated by this Agreement, other than such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually and in the aggregate, subject Company to any criminal penalties or otherwise reasonably be expected to have a Material Adverse Effect.

    3.06. SEC REPORTS; FINANCIAL STATEMENTS. Company has filed all required reports, schedules, forms, statements, exhibits and other documents with the SEC since December 6, 1990 (collectively, the "SEC REPORTS"). Company has delivered to Parent copies of the consolidated balance sheets of Company as of December 31 for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Company's Form 10-KSB for the fiscal year ended December 31, 1999 filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP. The
December 31, 1999 consolidated balance sheet (the "COMPANY BALANCE SHEET") of Company (including the related notes, where applicable) and the other financial statements referred to herein were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes or schedules thereto) and present fairly in all material respects the consolidated financial position of Company as of the dates thereof and the consolidated results of their operations and cash flows as of the dates and for the fiscal periods indicated therein. The books and records of Company have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements. Each SEC Report filed with the SEC complied in all material respects with the then applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations of the SEC promulgated thereunder and as of the date of each such SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.07. NO DEFAULT. Company is not in default or violation (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation) of any term, condition or provision of (i) its Articles of Organization (or other charter document) or Bylaws, or (ii) any contract, lease, agreement, license, note, bond, mortgage, indenture, deed of trust or other instrument or obligation to which Company is a party or by which Company or any of its properties or assets may be bound (nor to the knowledge of Company is any other party thereto in breach thereof or default thereunder), except for defaults, violations or breaches that would not, individually or in the aggregate, have a Material Adverse Effect.

    3.08. COMPLIANCE WITH LAW. Except as set forth in Section 3.08 of the Company Disclosure Schedule, Company is in compliance, and has conducted its business so as to comply with, all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations, whether domestic or foreign, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth in Section 3.08 of the Company Disclosure Schedule or disclosed in the SEC Reports, as of the date hereof no investigation or review by any Governmental Entity with respect to Company or any property owned or leased by Company is pending or, to the knowledge of Company, threatened.

    3.09. PERMITS. Company has all permits, authorizations, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except where the failure to have any such permits, authorizations, licenses or franchises would not have a Material Adverse Effect.
Section 3.09 of the Company Disclosure Schedule lists as of the date of this Agreement all of Company's licenses and permits (collectively, the "LICENSES"). To the best of Company's knowledge, the Licenses are the only permits and licenses required by Company to operate its business as currently conducted. Company is not in material default with respect to any of the Licenses. The consummation of the transactions contemplated by this Agreement will not cause any default, cancellation or loss of a benefit under, or require any approval of a Governmental Authority with respect to, any of the Licenses.

    3.10. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the 1999 10-KSB, in Section 3.10 of the Company Disclosure Schedule, or incurred hereinafter in the ordinary course of business consistent with past practice and with
Section 5.01 hereof, since December 31, 1999, (i) the business of Company has been conducted only in the ordinary course consistent with past practices,
(ii) there has not been any change in the business, assets, financial condition or results of operations of Company which has had or could reasonably be expected to have a Material Adverse Effect, (iii) there has not been any change in any policy or practice followed by Company in the ordinary course of business except for changes which have not had and are not likely to have a Material Adverse Effect, (iv) there has not been any material agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business; (v) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Company, except with respect to cash compensation, in the ordinary course of business consistent with past practice; (vi) there has not been any change in any of the accounting methods or practices of Company other than changes required by applicable law or applicable accounting policies; and (vii) Company has not declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Company.

    3.11. NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations incurred since December 31, 1999 in the ordinary course of business, incurred in connection with this Agreement or identified in Section 3.11 of the Company Disclosure Schedule, Company has no liabilities or obligations of any nature whatsoever (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Company or in the notes thereto, other than those recognized or disclosed in the Company Balance Sheet or disclosed in the 1999 10-KSB.

    3.12. LITIGATION. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Company, threatened against or affecting, Company or any of its properties as to which there is a reasonable possibility of an adverse determination and which if determined adversely to Company could be expected to have a Material Adverse Effect and there is no judgment, decree, writ, injunction, award, ruling or order of any Governmental Entity or arbitrator outstanding against Company having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect.
Section 3.12 of the Company Disclosure Schedule includes a list of all litigation pending against Company as of the date of this Agreement. Company has made available to Parent correct and complete copies of all correspondence prepared by its counsel for Company's auditors in connection with the last completed audit of Company's financial statements and any such correspondence since the date of the last such audit. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company arising out of or in any way related to this Agreement, the Tender Offer, the Merger or any of the transactions contemplated hereby or thereby.

    3.13.  ERISA.

    (a) Section 3.13 of the Company Disclosure Schedule lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans or agreements involving direct or indirect compensation (including any employment agreements entered into between Company and any employee or former employee of Company, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Company or any ERISA Affiliate thereof for the benefit of any employee or former employee of Company under which Company or any ERISA Affiliate thereof has or may have any present or future obligation or liability (collectively, the "COMPANY EMPLOYEE PLANS"). For purposes of this Section 3.13, "ERISA AFFILIATE" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in

Section 414(b) of the Internal Revenue Code of 1986, as amended (the "CODE"),
(ii) a group of entities under "common control," as defined in Section 414(c) of the Code or (iii) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Company. Section 3.13 of Company Disclosure Schedule identifies the only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "COMPANY PENSION PLANS").

    (b) No Company Pension Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code. No Company Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. To the best of Company's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or is likely to make Company or any officer or director of Company subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

    (c) Each Company Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date. To the best of Company's knowledge, nothing has occurred prior to or since the adoption of the Company Pension Plan to cause the loss of such qualification under the Code, but such Plan has not been resubmitted to the Internal Revenue Service with respect to any amendments reflecting changes in the applicable law or other changes for which the remedial amendment period has not expired as of the Closing Date. Each trust forming a part of a Company Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. Each Company Employee Plan has been maintained in material compliance with its terms and with the applicable requirements of ERISA and the Code.

    (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance or severance-type benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Company, and (iii) covers any employee or former employee of Company, is herein referred to as a "COMPANY BENEFIT ARRANGEMENT" and collectively as the "COMPANY BENEFIT ARRANGEMENTS." All Company Benefit Arrangements are listed in Section 3.13 of the Company Disclosure Schedule. Each Company Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes (including but not limited to the Code), orders, rules and regulations which are applicable to such Company Benefit Arrangements.

    (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage (other than as required under the terms of any such plan) under, any Company Employee Plan or Company Benefit Arrangement which would increase the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

    (f) The Company has complied with the requirements of Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, except where failure to be in compliance individually and in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect and, to Company's knowledge, no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of Company.

    (g) There is no term of any Company Employee Plan or Company Benefit Arrangement covering a "disqualified individual" (as defined in Section 280G(c) of the Code), or of any contract, instrument, agreement or arrangement with any such disqualified individual, that individually or collectively could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or the imposition of the excise tax provided in Section 4999 of the Code. The consummation of the transactions contemplated by this Agreement will not result in any "excess parachute payment" or the imposition of any such excise tax.

    (h) Company has heretofore delivered to Parent copies of all of Company Employee Plans, Company Pension Plans and Company Benefit Arrangements listed in
Section 3.13 of Company Disclosure Schedule.

    (i) There is no pending or, to Company's knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Company Employee Plan, Company Pension Plan or Company Benefit Arrangement or, to the knowledge of Company any fiduciary or service provider thereof and, to the knowledge of Company, there is no basis for any such legal action or proceeding.

    (j) No Company Employee Plan or Company Benefit Arrangement provides health, life or other similar welfare coverages after termination of employment except to the extent required by applicable state insurance laws and Code
Section 4980B and Title I, Part 6 of ERISA.

    (k) With respect to each Company Employee Plan, Company Pension Plan or Company Benefit Arrangement for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of Company and ERISA Affiliates under the terms of each such Plan or Arrangement or applicable law, through the Closing Date.

    (l) Company has the power and authority under the terms of the Company Employee Stock Purchase Plan to terminate that plan prior to the Effective Time (as provided in Section 5.08) without the consent of any employee.

    3.14. LABOR MATTERS. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or threatened against Company. Company is not a party to or bound by any collective bargaining agreement with any labor organization applicable to employees of Company. Company has not experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

    3.15.  TAX RETURNS AND REPORTS.

    (a) Company has timely filed in correct form with the appropriate taxing authorities all federal, state, county, local and foreign returns, estimates, information statements, reports and other documents in respect of Taxes (as defined in Article VIII) required to be filed by Company. All amounts shown due on such returns have been paid as required by law.

    (b) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes not shown on the Tax returns, other than such additional Taxes as are being contested in good faith or which if determined adversely to Company would not have a Material Adverse Effect. There are no material disputes pending or written claims asserted for Taxes or assessments upon Company, nor has Company been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county, foreign or local income tax return for any period. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against any of Company. No Tax return of Company is now under examination by any applicable taxing authority. There are no material liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of Company, except for such liens for Taxes that would not have a Material Adverse Effect. During the past five years, no jurisdiction has made any written claim or allegation, or made any written inquiry pursuant to such a written claim or allegation, that Company is required to file Tax returns in such jurisdiction for any Tax for which Company does not presently filed Tax returns in such jurisdiction.

    (c) Adequate provision has been made on the Company Balance Sheet for all Taxes of Company in respect of all periods through the date hereof.

    (d) As of the date of this Agreement, Company has no ruling requests currently pending with the Internal Revenue Service.

    (e) Except as set forth in the SEC Reports, Company is not a party to (or obligated under) any Tax allocation, tax sharing or tax indemnity agreement which has as a party any Person other than Company.

    (f) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, shareholder or other party.

    3.16. COMPANY DEBT. Section 3.16 of the Company Disclosure Schedule lists all outstanding Indebtedness of Company as of the date hereof, except for individual items of indebtedness the principal amount of which do not exceed $50,000. Section 3.16 of the Company Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of Company, if any, that will accelerate or become due or result in a right on the part of the holder of such indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

    3.17.  TRADEMARKS, PATENTS AND COPYRIGHTS.

    (a) Section 3.17 of the Company Disclosure Schedule contains a true and complete list of Company Intellectual Property and includes details of all due dates for further filings, maintenance, payments or other actions falling due on or before May 1, 2001. All of Company's patents, patent applications, registered trademarks, trademark applications, and registered copyrights remain in good standing with all fees and filings due as of May 1, 2000 duly made and the due dates specified in the Company Disclosure Schedule are accurate and complete.

    (b) The Company Intellectual Property consists solely of items and rights which are: (i) owned by Company; or (ii) rightfully used by Company pursuant to a valid license ("COMPANY LICENSED INTELLECTUAL PROPERTY"), the parties and date of each such license agreement and each material agreement in which Company is the licensor or owner of the subject rights in the agreement being set forth on
Section 3.17(b) of the Company Disclosure Schedule. To Company's best knowledge, except as set forth in Section 3.17(b) of the Company Disclosure Schedule, Company has all rights in Company Intellectual Property necessary to carry out Company's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

    (c) To Company's best knowledge, except for Company Licensed Intellectual Property and except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the reproduction, development, manufacturing, distribution, licensing, sublicensing or sale of any Company Intellectual Property, now used or offered or proposed for use, licensing or sale by Company does not infringe on any patent, copyright, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, of any person and does not constitute a misappropriation of any trade secret. Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, no claims (i) challenging the validity, effectiveness or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing or sale of the Company Intellectual Property as now used or offered or proposed for use, licensing, sublicensing or sale by Company infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted or, to the knowledge of Company, are threatened by any person or have been made or threatened by any person against the Company's distributors. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

    (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, all Company Intellectual Property has been solely developed by full time employees and consultants within the scope of his or her employment or consulting agreement with the Company. All employee contribution or participation in the conception and development of the Company Intellectual Property on behalf of Company constitutes work prepared by an employee within the scope of his or her employment or by a consultant in the scope of his or her consulting agreement, in each case, in accordance with applicable federal and state law that has accorded Company ownership of all tangible and intangible property thereby arising.

    (e) Except for externally-developed software programs, Company is not, nor as a result of the execution or delivery of this Agreement, performance of Company's obligations hereunder, or consummation of the Merger, will Company or the Surviving Corporation be, in violation of any material license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any right to use, license, sell, assign or any other rights with respect to any material Company Intellectual Property.

    (f) Section 3.17(f) of the Company Disclosure Schedule contains a true and complete list of all of Company's internally-developed software programs ("COMPANY SOFTWARE PROGRAMS"). Except for Company Licensed Intellectual Property and except as set forth in Section 3.17(f) of the Company Disclosure Schedule, Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs and all Company Intellectual Property free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements or encumbrances.

    3.18. MATERIAL AGREEMENTS. Except as set forth in the 1999 10-KSB, described in Section 3.18 of the Company Disclosure Schedule and except for this Agreement and the agreements specifically referred to herein, Company is not a party to or bound by any of the following agreements (with the following agreements, and the agreements included as exhibits to the SEC Reports, collectively referred to as the "MATERIAL AGREEMENTS"):

        (a) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by Company as of the date hereof;

        (b) any confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants limiting Company's freedom to compete in any line of business or in any location or with any Person; and

        (c) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness (as defined in Article VIII) to any Person, other than any Indebtedness in a principal amount less than $50,000 individually or $100,000 in the aggregate.

        Company has delivered to Parent a correct and complete copy of each Material Agreement and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in the Company Disclosure Schedule. Each such Material Agreement constitutes the legal, valid and binding obligation of Company, and to the knowledge of Company, the other party thereto, enforceable against such parties in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally). Company is not in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the material terms or conditions of any Material Agreement. To the knowledge of Company, there has occurred no material default or event which, with the giving of notice or the lapse of time, or both, would constitute a material default by any other party to any Material Agreement.

    3.19. INSURANCE. Company is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company provide reasonably adequate coverage against loss. Company has heretofore furnished to Parent a complete and correct list as of the date hereof of all insurance policies maintained by Company, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company has complied in all material respects with the terms of such policies.

    3.20. PROPERTIES. Except as set forth in Section 3.20 of the Company Disclosure Schedule, Company does not own any real property. Company has good and valid title, free and clear of all Encumbrances to all of its material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the 1999 10KSB as being owned by Company as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet, (ii) liens disclosed in the notes to the Company Balance Sheet and (iii) liens arising in the ordinary course of business after the date of the Company Balance Sheet. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

    3.21. LEASES. Section 3.21 of the Company Disclosure Schedule lists all outstanding leases, both capital and operating, or licenses, pursuant to which Company has (i) obtained the right to use or occupy any real or tangible personal property under arrangements where the remaining obligation is more than $50,000, inclusive of any renewal rights or (ii) granted to any other Person the right to use any material item of machinery, equipment, furniture, vehicle or other personal property of Company having an original cost of $50,000 or more.

    3.22. BUSINESS ACTIVITY RESTRICTION. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company is a party or subject to that has or is expected to prohibit or impair the conduct of business by Company. Company has not entered into any agreement under which Company is restricted from selling, licensing or otherwise distributing any of the Company Intellectual Property (other than Company Licensed Intellectual Property) or any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    3.23.  ACCOUNTS RECEIVABLE; INVENTORY.

    (a) Except as specifically set forth in Section 3.23(a) of the Company Disclosure Schedule, hereto, all accounts and notes receivable reflected in the Company Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Company Balance Sheet, have arisen in the ordinary course of business, represent valid obligations to Company and, subject only to an amount of bad debts reasonable in the industry and not materially different than Company's past experience, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

    (b) The inventories (and any reserves established with respect thereto) of Company as of December 31, 1999 are described in Section 3.23(b) of the Company Disclosure Schedule. Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, all such inventories (net of any such reserves) are properly reflected on the Company Balance Sheet in accordance with GAAP and, to the best knowledge of Company, are of such quality as to be useable and saleable in the ordinary course of business (subject, in the case of work-in-process inventory, to completion in the ordinary course of business).

    3.24. CUSTOMERS AND SUPPLIERS. To the best of Company's knowledge, none of Company's customers which individually accounted for more than 5% of Company's gross revenues during the 12-month period preceding the date hereof has terminated or threatened or indicated an intention to terminate any agreement with Company. Except as set forth in Section 3.24 of the Company Disclosure Schedule, as of the date hereof, no material supplier of Company has notified Company in writing that it will stop, or decrease the rate of, supplying materials, products or services to Company.

    3.25. GUIDANT AGREEMENT. Company has complied in all respects with the terms of the Guidant Agreement in connection with the execution and delivery of this Agreement and consummation of the Tender Offer and the Merger. Company is not in breach of any other provision of the Guidant Agreement and to Company's knowledge, no claim exists or may be asserted against Company by Guidant in connection with the execution and delivery of this Agreement and consummation of the Tender Offer and the Merger or for any other reason.

    3.26. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have a Material Adverse Effect, (a) Company is in compliance with all applicable Environmental Laws, (b) Company has not received any written notice with respect to the business of, or any property owned or leased by, Company from any governmental entity or third party alleging that Company is not in compliance with any Environmental Law, and (c) there has been no "release" of a "hazardous substance", as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., in excess of a reportable quantity on any real property owned by Company that is used for the business of Company.

    3.27. PRIOR ACQUISITIONS AND DISPOSITIONS. Except as set forth in the 1999 10-KSB or in Section 3.27 of the Company Disclosure Schedule, no claims, amounts owed, liabilities (contingent or otherwise), encumbrances, legal proceedings or any other obligations of any kind are due or were incurred or outstanding in connection with any acquisitions or dispositions made by Company prior to the date of this Agreement.

    3.28. ABSENCE OF CERTAIN BUSINESS PRACTICES. To the best of Company's knowledge, no employee, consultant, agent or other representative of Company has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Company in connection with any actual or proposed transaction which (a) would reasonably be expected to subject Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would reasonably be expected to have had a Material Adverse Effect, or (c) if not continued in the future, would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Company has not committed, been charged with or to the knowledge of Company been under investigation with respect to, nor does there exist, any violation by Company of the Foreign Corrupt Practices Act, as amended (the "FCPA").

    3.29. TAKEOVER LAWS. Except as described in Section 3.29 of the Company Disclosure Schedule, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under Minnesota or federal laws in the United States including, without limitation, applicable to Company is applicable to the execution, delivery and performance of this Agreement or the consummation of the Tender Offer or the Merger.

    3.30. OPINION OF FINANCIAL ADVISOR. Company has received the opinion of Company's Financial Advisor, as of the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to Company's shareholders.

    3.31. DISCLOSURE. To Company's knowledge, as of the date of this Agreement, no representation or warranty by Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

    3.32. BROKERS AND FINDERS. Company has furnished to Parent or its counsel a true and complete copy of that certain letter agreement (the "DOUGHERTY & COMPANY ENGAGEMENT LETTER") between Company and Dougherty & Company, LLC (the "COMPANY'S FINANCIAL ADVISOR"), such letter agreement being the only agreement pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. No broker, finder or investment banker other than Company's Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

    3.33. PROXY STATEMENT, SCHEDULE TO AND SCHEDULE 14D-9. None of the information supplied by Company for inclusion in the Proxy Statement, the Schedule TO and Schedule 14D-9 will, at the respective time that the Proxy Statement, the Schedule TO and Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent to or given to Company's shareholders, and in the case of the Proxy Statement, at the time that any amendment or supplement thereto is mailed to the Company's shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. The Proxy Statement and
Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF PARENT AND BIDDER

    Parent and Newco, jointly and severally, represent and warrant to Company that:

    4.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Newco is a new corporation that was formed for the purpose of consummating the transactions contemplated by this Agreement and has conducted no business and engaged in no activities unrelated to the transactions contemplated by this Agreement.

    4.02. CORPORATE POWER, AUTHORIZATION AND ENFORCEABILITY. Each of Parent and Newco has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Newco, the performance by each of Parent and Newco of their respective obligations hereunder and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco and the Board of Directors of the Parent and no other corporate action on the part of Parent or Newco is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the shareholders of Parent and Newco and the approval of the financing plan for the Merger by the shareholders of Parent). This Agreement has been duly executed and delivered by each of Parent and Newco and is a legal, valid and binding obligation of each of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

    4.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Assuming satisfaction of all applicable requirements referred to in
Section 4.03(b) below, the execution and delivery of this Agreement by Parent and Newco, the compliance by Parent and Newco with the provisions hereof and the consummation by Parent and Newco of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Parent or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to (i) the organizational documents of the Parent or any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a material adverse effect on the ability of the Parent and Newco to perform their obligations under this Agreement.

    (b) Other than in connection with or in compliance with the provisions of the DGCL, the MBCA, the Companies Act 1985 (as amended), the Financial Services Act 1986 (as amended) and the Listing Rules of the London Stock Exchange Limited, (i) neither Parent nor Newco is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Newco or the performance by Parent and Newco of their obligations hereunder or the consummation by Parent and Newco of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Newco in connection with the execution or delivery of this Agreement by Parent and Newco or the performance by Parent and Newco of their obligations hereunder or the consummation by Parent and Newco of the transactions contemplated by this Agreement.

    4.04. BROKERS AND FINDERS. No broker, finder or investment banker other than Nomura International plc and West LB Panmure, the fees and expenses of which will be paid by Parent, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

    4.05. FINANCING. Parent or Newco has or will have at the Effective Time, upon completion of the Share Issuance (as defined herein) sufficient funds to consummate the transactions contemplated by this Agreement, including (i) the payment by Parent or Newco of the aggregate Merger Consideration to be paid pursuant to Section 2.05, and (ii) the payment by Parent or Newco of the amounts to be paid with respect to outstanding Options and Warrants pursuant to Sections
2.06 and 2.07 (the amounts referred to in (i) and (ii) are hereinafter referred to together as, the "AGGREGATE TRANSACTION CONSIDERATION").

    4.06. PROXY STATEMENT, SCHEDULE TO AND SCHEDULE 14D-9. None of the information supplied by Parent or Newco for inclusion in the Proxy Statement, the Schedule TO or the Schedule 14D-9 will, at the respective time that the Proxy Statement, the Schedule TO or the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent to or given to Company's shareholders, and in the case of the Proxy Statement, at the time that any amendment or supplement thereto is mailed to the Company's shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. The Schedule TO will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V
                                   COVENANTS

    5.01. CONDUCT OF BUSINESS BY COMPANY. Except as required or permitted by this Agreement or as disclosed in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, Company agrees that (except to the extent that Parent shall otherwise consent in writing) Company shall conduct its operations in the ordinary course of business consistent with past practice, and Company will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Company shall not, without the prior written consent of Parent (which consent will be given or denied within a reasonable time after any request for such consent):

    (a) amend its Articles of Organization or other charter document or Bylaws;

    (b) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of options or rights outstanding on the date hereof under the Company Equity Plans;

    (c) (i) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities, or (ii) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding Options, other than in the case of clauses (i) or (ii) above for the issuance of shares of Company Common Stock in connection with the exercise of options or rights outstanding on the date hereof under the Company Equity Plans;

    (d) (i) incur or assume any long-term Indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the date of this Agreement or grant, extend or increase the amount of a mortgage lien on any leasehold or fee simple interest of Company; or, except in the ordinary course of business consistent with past practice in the case of clauses (ii) through
(vi) below, (ii) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of December 31, 1999;
(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations of Company; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) pledge or otherwise encumber shares of capital stock of Company; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of this Agreement or as may be required under agreements outstanding on the date of this Agreement to which Company is party;

    (e) except as expressly provided in this Agreement, including the acceleration of vesting of outstanding Options under the Company Equity Plans and termination of the Company's Employee Stock Purchase Plan, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

    (f) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

    (g) acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

    (h) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities
(i) in the ordinary course of business consistent with past practices,
(ii) with notice to Parent, in an amount which does not exceed $50,000 in the aggregate, (iii) incurred pursuant to the terms of the Dougherty & Company Engagement Letter, in an amount not to exceed $90,000, or (iv) incurred in connection with the transactions contemplated hereby, not to exceed the amounts specified in Section 5.01(i) of the Company Disclosure Schedule;

    (j) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a Material Agreement;

    (k) without prior consultation with Parent (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $50,000 or if as part of such settlement Company would agree to any restrictions on its operations;

    (l) grant any license with respect to or otherwise convey any Company Intellectual Property or take any action or fail to take any action which would cause the representations and warranties of Company set forth in Section 3.17 hereof to become untrue in any respect;

    (m) elect or appoint any new directors or officers of Company;

    (n) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if Company's Board determines, based on the advice of independent legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Company's shareholders under applicable law;

    (o) make or change any election, request permission of any Tax authority or to change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company;

    (p) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

    (q) take any action that would reasonably be expected to result in (i) any of the representations and warranties of Company set forth in this Agreement becoming untrue or (ii) any of the Tender Offer Conditions not being satisfied; or

    (r) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(q).

    5.02.  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) Subject to and in accordance with the terms and conditions of that certain letter agreement between Parent and Company regarding the confidentiality of information exchanged by the parties prior to the date hereof (the "CONFIDENTIALITY AGREEMENT"), from the date of this Agreement to the Effective Time, Company shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees and agents of Parent and its affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent and its officers, employees and agents, reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of Company's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent and its affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent, all financial, operating and other data and information as they reasonably request.

    (b) Subject to the requirements of law, Parent shall, and shall cause its officers, employees, agents, consultants and affiliates and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in confidence in accordance with the terms and conditions of the Confidentiality Agreement and in the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Parent and all documentation and other material prepared by Parent or its advisors based on written nonpublic information furnished by Company or its advisors shall be destroyed.

    5.03.  PROXY STATEMENT.

    (a) Promptly after execution and delivery of this Agreement, Company shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Company Special Meeting (as defined in Section 5.04) and shall use all reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly after request by Parent shall mail the definitive Proxy Statement and form of proxy to shareholders of Company. Subject to its fiduciary duties under applicable law, the Proxy Statement shall contain the recommendation of the Board of Directors that the shareholders of Company vote to adopt and approve the Merger and this Agreement. Parent, Newco and their counsel shall be given reasonable opportunity to review and comment upon the Proxy Statement prior to its filing with the SEC. Company agrees to provide Parent, Newco and their counsel any comments Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to Company's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed.

    (b) Parent will provide Company with all information concerning Parent (or its Affiliates) required to be included in, or otherwise reasonably requested by Company in connection with the preparation of, the Proxy Statement. The information provided and to be provided by Parent and Company, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to Company's shareholders and on the date of the Company Special Meeting (as hereinafter defined), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and Company and Parent each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

    5.04. MEETING OF SHAREHOLDERS OF COMPANY. If required under the MBCA and Company's Articles of Incorporation, Company shall, as soon as practicable after the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SPECIAL MEETING") to consider and vote upon this Agreement and the Merger and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to
Section 7.01(d), Company agrees that its obligations pursuant to the first sentence of this Section 5.04 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal. Notwithstanding the foregoing, if Newco shall acquire at least 90% of the outstanding shares of each class of Company Common Stock and Company Preferred Stock in the Tender Offer, if Parent elects to cause Newco to commence the Tender Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the completion of the Tender Offer without a Company Special Meeting in accordance with the DGCL and the MBCA.

    5.05.  NO SOLICITATION BY COMPANY.

    (a) Except as provided in Section 5.05(b), Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.01, Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any representative retained by it (including Company's Financial Advisor) to, directly or indirectly through another Person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time, the Board of Directors of Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's shareholders under applicable law, Company may, in response to a Superior Proposal (as defined below) and subject to delivering a Company Notice (as defined in paragraph (c) below) and compliance with the other provisions of paragraph (c) below, following delivery of Company Notice (x) furnish information with respect to Company to any Person making such Acquisition Proposal pursuant to a confidentiality agreement entered into between such Person and Company with terms no less favorable to Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of Company, or (B) 20% or more of any class of equity securities of Company, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of Company, or (iii) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of this Agreement by the parties hereto, Company will request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Company.

    (b) Except as expressly permitted by this Section 5.05, the Board of Directors of Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the Merger, the Tender Offer (if Parent elects to cause Newco to make the Tender Offer) or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence to facilitate such action. Notwithstanding the foregoing, if at any time the Board of Directors of Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's shareholders under applicable law, subject to compliance with paragraph (c) below, the Board of Directors of Company may, in response to a Superior Proposal which was not solicited by Company and which did not otherwise result from a breach of this Section 5.05 (subject to this and the following sentences of this Section 5.05), terminate this Agreement in accordance with Section 7.01(d) (and concurrently with or after such termination, if it so chooses, cause Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal) but only at a time that is at least after the third business day after delivery of a Company Notice. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities or other property, more than 50% of the combined voting power of the shares of Company Common Stock and Company Preferred Stock then outstanding or all or substantially all the assets of Company which (i) the Board of Directors of Company determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Board of Directors of Company determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's shareholders than the transactions contemplated by this Agreement.

    (c) In addition to the obligations of Company as set forth in paragraphs
(a) and (b) of this Section 5.05, Company shall advise the Parent orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by Company to take any of the actions permitted in clauses (x) or
(y) of paragraph (a) above (with any such notice referred to as a "COMPANY NOTICE"). Any such Company Notice will be delivered promptly after (and in no event later than 24 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to Company taking any of the actions permitted in clauses (x) or (y) of paragraph (a) above. In addition, in the event Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, Company will deliver a Company Notice at least 24 hours prior to entering into such Company Acquisition Agreement, which Company Notice will identify the third party and the material proposed terms of such Superior Proposal. Company will keep Parent reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in each Company Notice upon the request of Parent.

    5.06. PUBLIC ANNOUNCEMENTS. Parent and Company will consult with each other before, but will not be required to obtain the other party's consent with respect to, issuing any press release, any filing with the SEC on Form 8-K or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release, SEC Form 8-K filing or make any such public statement prior to such consultation, except to the extent that compliance with legal requirements requires a party to issue a press release or public announcement or make an 8-K filing prior to such consultation. This Section 5.06 shall supersede any conflicting provisions in the Confidentiality Agreement.

    5.07.  NOTIFICATION OF CERTAIN MATTERS.

    (a) Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 5.07 of this Agreement) in writing to Parent and Parent shall give prompt notice in writing to Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any material failure of Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

    (b) Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 5.07 of this Agreement) to Parent of any occurrence that has had or is expected to have a Material Adverse Effect.

    5.08.  EMPLOYMENT AND BENEFIT MATTERS.

    (a) From and after the Effective Time, Parent agrees to cause the Surviving Corporation to provide the employees of Company (the "COMPANY EMPLOYEES") who remain employed after the Effective Time with the types and levels of employee benefits which are in the aggregate at least as favorable as those maintained by Company prior to the Effective Time; PROVIDED, that this obligation shall not include the Company Employee Stock Purchase Plan or the Company Equity Plans. Parent will treat, and cause its applicable benefit plans to treat, the service of Company Employees with Company as service rendered to the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits but not for benefit accrual.

    (b) Company shall use its reasonable best efforts to cause the employees set forth on Section 5.08 of the Company Disclosure Schedule (the "DESIGNATED COMPANY EMPLOYEES") to enter into employment agreements with Parent and the Surviving Corporation on the terms and conditions set forth in EXHIBIT A hereto (the "EMPLOYMENT AGREEMENTS").

    (c) The Company Employee Stock Purchase Plan shall be terminated prior to the Effective Date and Company shall deliver evidence of such termination to Parent.

    (d) Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Company after the Effective Time.

    5.09.  OFFICERS' AND DIRECTORS' INDEMNIFICATION; INSURANCE.

    (a) The Surviving Corporation agrees that for a period ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of Company as provided in Company's Articles of Incorporation and By-laws, in each case as in effect on the date of this Agreement, and that during such period, neither the Articles of Incorporation nor the By-laws of the Surviving Corporation shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify.

    (b) The Surviving Corporation agrees to indemnify to the fullest extent permitted under its Certificate of Incorporation, its By-laws, and applicable law the present and former directors, officers, employees and agents of Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to Company's Articles of Incorporation and By-laws for a period ending on the sixth anniversary of the Effective Time.

    (c) Parent will cause to be maintained for a period of four years from the Effective Time Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") for all persons who are directors and officers of Company on the date of this Agreement, so long as such insurance is available on commercially reasonable terms and the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

    5.10.  ADDITIONAL AGREEMENTS.

    (a) Subject to the terms and conditions hereof, and Company's and Parent's respective Board of Directors' fiduciary duties to their respective shareholders under applicable law, each of the parties to this Agreement agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

    (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use commercially reasonable efforts to: (i) obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, (ii) obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, (iii) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) effect all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental Entities, and (vi) fulfill all conditions to this Agreement.

    (c) In connection with and without limiting the foregoing, Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Tender Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement or the other agreements referred to herein and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to the Tender Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement or the other agreements referred to herein, take all action necessary to ensure that the Tender Offer, the Merger, this Agreement, and any of the other transactions contemplated by this Agreement or the other agreements referred to herein may be consummated as promptly as practicable on the terms contemplated by the Tender Offer and this Agreement and otherwise to minimize the effect of such statute or regulation on the Tender Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement or the other agreements referred to herein.

    5.11. COMPANY INDEBTEDNESS. Prior to the Effective Time, Company shall cooperate with Parent in taking such actions requested by Parent as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding Indebtedness of Company with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

    5.12. UPDATE OF DISCLOSURE SCHEDULES. Each party agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation (for notification purposes only) until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.02(a) and 6.03(a) have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

    5.13. FUTURE FILINGS. Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its shareholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent, as to which Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply as to form in all material respects with all applicable requirements of law. The consolidated financial statements of Company to be included in such reports and statements (excluding any information therein provided by Parent, as to which Company makes no representation) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (i) as otherwise indicated in such financial statements and the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted under Form 10-QSB under the Exchange Act) and will present fairly the consolidated financial position, results of operations and cash flows of Company as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Parent shall deliver to Company as soon as they become available, true and complete copies of any report or statement mailed by it to Company's shareholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

    5.14.  FINANCING.

    (a) Promptly upon execution, Parent will provide to Company a true and correct copy of the Placing Agreement, between Parent and Nomura International plc (the "PLACING AGREEMENT"), pursuant to which, prior to the Effective Time, Parent will use its best efforts to complete a placing of ordinary shares ("NEW PARENT SHARES") in Parent (the "SHARE ISSUANCE"), which placing is being underwritten by Nomura International plc, and, which, if consummated shall provide sufficient funds to consummate the transactions contemplated by this Agreement, including the payment by Parent or Newco of the Aggregate Transaction Consideration. Parent shall use its best efforts to execute and deliver the Placing Agreement as soon as practicable after the date hereof. As soon as practicable after the execution of the Placing

Agreement, Parent shall use its best efforts to complete the Share Issuance pursuant to which the New Parent Shares will be offered for sale to the public in accordance with the Placing Agreement. Parent shall use its best efforts to cause the New Parent Shares to be admitted to the London Stock Exchange's Official List.

    (b) Company will provide Parent with all information concerning Company required to be included in, or otherwise reasonably requested by Parent in connection with the preparation of, the press announcement of Parent in the United Kingdom concerning the Merger and the Listing Particulars and Prospectus and Investor Presentation for use by Parent in connection with the Share Issuance; PROVIDED, THAT, Company shall not be required to provide any such information which is beyond that which is required to be publicly disclosed by Company under the Securities Act, the Exchange Act, rules and regulations of the SEC under such acts and under the rules and regulations of NASDAQ. The information provided and to be provided by Company for use in such press release, Listing Particulars and Prospectus and Investor Presentation shall, on the date such materials are first made publicly available and on the date of the Parent Special Meeting (as defined below), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and Company agrees to correct any information provided by it for use in such materials which shall have become false or misleading in any material respect.

    5.15. MEETING OF SHAREHOLDERS OF PARENT. Promptly after the execution and delivery of this Agreement, Parent shall duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders (the "PARENT SPECIAL MEETING") to consider and vote upon this Agreement, the Merger and the Share Issuance, and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Merger, this Agreement, and the Share Issuance. Parent shall use its best efforts to solicit from shareholders of Parent proxies in favor of such adoption and approval and, subject to the rules of the London Stock Exchange and the duties of the directors of Parent under applicable law, to take all other action necessary to secure the vote or consent of shareholders required by the Companies Act of 1985 to effect the Merger and the Share Issuance.

    5.16. DIRECTORS. Promptly upon the acceptance for payment of shares of Company Common Stock and Company Preferred Stock by Newco pursuant to the Tender Offer, in the event that Parent elects to cause Newco to commence the Tender Offer, Newco shall be entitled to designate such number of directors on the Board of Directors of Company as will give Newco, subject to compliance with
Section 14(f) of the Exchange Act, representation on Company's Board of Directors equal to the product of (i) the total number of directors on Company's Board of Directors and (ii) the percentage that the number of shares of Company Common Stock and Company Preferred Stock purchased by Newco in the Tender Offer bears to the number of shares of Company Common Stock and Company Preferred Stock outstanding at such time, and Company shall, at such time, cause Newco's designees to be so elected by its existing Board of Directors; provided, that in the event that Newco's designees are elected to the Board of Directors of Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of Company on the date of this Agreement and who are not officers or employees of Company (the "INDEPENDENT DIRECTORS") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or employees of Company, or officers or affiliates of Newco, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, Company shall take all action requested by Newco necessary to effect any such election, including mailing to its shareholders the information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, Company will promptly, at the option of Newco, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Newco's designees to be elected or appointed to, and to constitute a majority of, Company's Board of Directors as provided above.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

    6.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

    (a) COMPANY SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Company in accordance with the MBCA.

    (b) PARENT SHAREHOLDER APPROVAL. This Agreement, the Merger and the Share Issuance shall have been approved and adopted by the requisite vote of the shareholders of Parent in accordance with the Companies Act of 1985 (as amended) and Parent's Articles of Association.

    (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling of any applicable court or regulatory authority nor any statute, rule, regulation or order shall be in effect which prevents the consummation of the Merger.

    6.02. CONDITIONS PRECEDENT TO PARENT'S AND NEWCO'S OBLIGATIONS. Parent and Newco shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent and Newco:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date). Parent shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Company.

    (b) PERFORMANCE OF OBLIGATIONS OF COMPANY. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Company.

    (c) ABSENCE OF MATERIAL ADVERSE CHANGES. There shall not have occurred any change in the business, assets, financial condition or results of operations of Company which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

    (d) CONSENTS. Company shall have received all necessary consents or waivers relating to the Merger, in form and substance satisfactory to Parent, from the other parties to each contract, lease or agreement to which Company is a party, except where the failure to obtain such consent or waiver would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (e) SHARE ISSUANCE. Parent shall either have received the funds, or shall have the unconditional right to draw the funds, from the Share Issuance.

    (f) ADMITTANCE OF NEW PARENT SHARES. The New Parent Shares shall have been admitted to the London Stock Exchange's Official List, subject to notice of admittance.

    (g) EMPLOYMENT AGREEMENTS. The Designated Company Employees shall have executed and delivered the Employment Agreements.

    6.03. CONDITIONS TO OBLIGATION OF COMPANY. Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by
Company:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date). Company shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Parent.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Company shall have received a certificate to the foregoing effect signed by the president and chief executive officer and chief financial officer of Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.01 TERMINATION. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

    (a) by mutual written agreement of the Boards of Directors of Parent and Company;

    (b) by either Parent or Company:

        (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (ii) if there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement unless such breach is capable of being cured and is cured prior to the Closing Date;

       (iii) if the shareholders of Parent shall fail to approve the Merger and the Share Issuance at the Parent Special Meeting; or

        (iv) if the shareholders of Company shall fail to approve the Agreement and the Merger at the Company Special Meeting;

    (c) by Parent:

        (i) if Company or any of its directors or officers shall participate in discussions or negotiations in breach of Section 5.05 or if the Board of Directors of Company shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, or failed to mail the Proxy Statement to its shareholders or failed to include in such Proxy Statement such recommendation (including the recommendation that the shareholders of Company vote in favor of the Merger), or publicly resolved to do any of the foregoing; or

        (ii) if the Parent Share Issuance or the Placing Agreement shall have been terminated without Parent having received the proceeds of the Parent Share Issuance or any alternative financing;

    (d) by Company, pursuant to Section 5.05(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Company shall have complied with all provisions of
       Section 5.05, including the notice provisions therein, and with applicable requirements, including the payment of the Company Break-Up Fee; and

    (e) by either Company or Parent in the event the Effective Time has not occurred by the latest to occur of (i) July 31, 2000 or (ii) 60 days after the clearance by the SEC of the Proxy Statement (with such date, as it may thereafter be extended by mutual written agreement of Parent and Company, referred to as the "OUTSIDE DATE").

    7.02. PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement by Company or Parent or both of them pursuant to
Section 7.01, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith terminate and there shall be no liability on the part of Parent, Newco or Company, except as set forth in this Section 7.02 and in Sections 5.02(b) and 7.03 of this Agreement. The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. The Confidentiality Agreement and Sections 5.02(b), 7.02 and 7.03 of this Agreement shall survive the termination of this Agreement.

    7.03. FEES AND EXPENSES.

    (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    (b) In the event that Parent terminates this Agreement pursuant to
       Section 7.01(b)(ii), (b)(iv), or (c)(i), or Company terminates this Agreement pursuant to Section 7.01(b)(iv) or (d), then Company shall pay to Parent the amount of 7.0% of the Total Aggregate Consideration as reimbursement of Parent's expenses and as liquidated damages (the "Company Break-Up Fee"); provided, however, that, in the case of a termination pursuant to Section 7.01(b)(iv) hereof, the Company Break-Up Fee shall be payable only if Company consummates an Acquisition Transaction within twelve (12) months after such termination. Any such payment shall be made within three (3) business days after a termination, except in the case of a termination pursuant to Section 7.01(b)(iv), in which case the Company Break-Up Fee shall be payable within three
       (3) business days after consummation of such Acquisition Transaction.

    7.04. AMENDMENT. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the shareholders of Company, no amendment may be made without the further approval of the shareholders of Company to the extent such approval is required by applicable law.

    7.05. WAIVER. Subject to the requirements of applicable law, at any time prior to the Effective Time, whether before or after the Company Special Meeting, any party hereto, by action taken by its Board of Directors (or, in the case of Parent, any similar body), may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                  ARTICLE VIII
                                  DEFINITIONS

    As used herein the following terms not otherwise defined have the following respective meanings:

    "ACQUISITION TRANSACTION" means any transaction, other than as contemplated by this Agreement, pursuant to which a third party acquires, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities or other property, more than 50% of the combined voting power of Company or all or substantially all the assets of Company.

    "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

    "COMPANY INTELLECTUAL PROPERTY" means all trademarks, trade names, service marks, trade dress, and all goodwill associated with any of the foregoing, patents, Internet domain names, copyrights and any renewal rights therefor, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in Company's business and/or in any product or process
(i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under active development for possible future manufacturing, publication, marketing or other use by Company.

    "ENCUMBRANCES" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

    "ENVIRONMENTAL LAW" shall mean all foreign, federal, state or local laws governing pollution or the protection of the environment.

    "GUIDANT" shall mean Guidant Corporation.

    "GUIDANT STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement, by and between Guidant and Company, dated as of March 6, 1998, pursuant to which Company issued to Guidant, and Guidant purchased from Company, shares of Company Common Stock.

    "INDEBTEDNESS" as applied to any Person, means (i) all indebtedness of Company for borrowed money, whether current or funded, or secured or unsecured,
(ii) all indebtedness of Company for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of Company secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which Company is liable as lessee, (vi) any liability of Company in respect of banker's acceptances or letters of credit, (vii) all interest, fees and other expenses owed with respect to the indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above, and (viii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or
(vii) above which is directly or indirectly guaranteed by Company or which Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

    "MATERIAL ADVERSE EFFECT" means a change or effect that is materially adverse to (a) the business, properties, assets, results of operations or condition (financial or otherwise) of Company taken as a whole or (b) Company's ability to perform any of its obligations under this Agreement or which is expected to impede Company's ability to consummate the Merger.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

    "PERSON" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

    "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "TAX" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of any of the foregoing.

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.01. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

           (a) If to Company:
               Everest Medical Corporation
               13755 First Avenue North
               South 500
               Minneapolis, MN 55441-5454
               Attention:  John L. Shannon
                         Chairman, President and Chief Executive Officer
               Telecopy:   (612) 473-6465
               With copies to:
               Fredrickson & Byron, P.A.
               1100 International Centre
               900 Second Avenue South

           Minneapolis, MN 55402-3397
           Attention:  Thomas King, Esq.
                           and
                         Daniel A. Yarano, Esq.
               Telecopy:   (612) 347-7077

           (b) If to Parent or Newco:
               Gyrus Group Plc
               Fortran Road, St. Mellons
               Cardiff CF3 0LT
               England
               Attention:  Dr. Mark Goble
                         Managing Director
               Telecopy:   011-44-1222-776384
               With copies to:
               Bingham Dana LLP
               150 Federal Street
               Boston, MA 02110
               Attention:  Gerald J. Kehoe, Esq.
               Telecopy:   (617) 951-8736

    9.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.04. REPRESENTATIONS AND WARRANTIES, ETC. The respective representations and warranties of Company, Parent and Newco contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the earlier to occur of (a) the termination of this Agreement pursuant to
Section 7.01 and (b) the Closing Date. This Section 9.04 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

    9.05. MISCELLANEOUS. This Agreement, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral (including, without limitation, any agreement or proposed agreement relating to the timing of execution of this Agreement and the payment of any amount in connection therewith), among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder,
(iii) may not be assigned without the prior written consent of the other parties hereto, except that Newco may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to Company, shall agree to make all representations and warranties of Newco set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement and Newco and Parent may assign this Agreement to their lenders as collateral security; PROVIDED, HOWEVER, that no such assignment shall relieve the assignor of its obligations hereunder, and
(iv) shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to choice of law rules). This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, Parent, Newco and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       GYRUS GROUP PLC

                                                       By:  /s/ MARK GOBLE
                                                            -----------------------------------------
                                                            Name: Mark Goble
                                                            ----------------------------------
                                                            Title: Group Managing Director
                                                            ----------------------------------

                                                       GOLDEN ACQUISITION CORP.

                                                       By:  /s/ MARK GOBLE
                                                            -----------------------------------------
                                                            Name: Mark Goble
                                                            ----------------------------------
                                                            Title: President
                                                            ----------------------------------

                                                       EVEREST MEDICAL CORPORATION

                                                       By:  /s/ JOHN L. SHANNON, JR.
                                                            -----------------------------------------
                                                            Name: John L. Shannon, Jr.
                                                            ----------------------------------
                                                            Title: Chairman, President and
                                                            Chief Executive Officer
                                                            ----------------------------------